Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-145608 and 333-136910 on Form S-3 and Nos. 333-133867, 333-131037, 333-125892 and 333-119409 on Form S-8 of our reports dated March 27, 2008 relating to the consolidated financial statements and financial statement schedule of the Critical Therapeutics, Inc. and subsidiary (which report expresses an unqualified opinion and includes explanatory paragraphs regarding Critical Therapeutics, Inc. and subsidiary’s a going concern uncertainty and to the adoption of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006), and the effectiveness of Critical Therapeutics, Inc. and subsidiary’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Critical Therapeutics, Inc. for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 27, 2008